Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of
RenaissanceRe Holdings Ltd.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-06339 and 333-61015) and on Form S-3 (No. 333-61709) of
RenaissanceRe Holdings Ltd. of our report dated January 26, 1999, relating to the consolidated financial statements of RenaissanceRe Holdings Ltd. and Subsidiaries as of and for the years ended December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998 and our report dated January 26, 1999 on the schedules included in the Company's 1998 Annual Report on Form 10-K, which reports are incorporated by reference/included in the December 31, 1998 Annual Report on Form 10-K of RenaissanceRe Holdings Ltd.

                                                     /s/ Ernst & Young

Hamilton, Bermuda
March 31, 1999